Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$450,000,000

3.65% First and Refunding Mortgage Bonds,

Series 2021H, Due 2051

SUMMARY OF TERMS

Security:	3.65% First and Refunding Mortgage Bonds, Series 2021G, Due 2051 (the “Series 2021H Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$450,000,000

Expected Ratings of Securities*:	A3/ A- / BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	June 9, 2021

Settlement Date**:	June 14, 2021 (T + 3)

Maturity:	June 1, 2051

Benchmark US Treasury:	1.875% due February 15, 2051

Benchmark US Treasury Price:	93-09+

Benchmark US Treasury Yield:	2.183%

Spread to Benchmark US Treasury:	T + 148 bps

Reoffer Yield:	3.663%

Coupon:	3.65%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2021 (short first interest period)

Public Offering Price:	99.766%

Optional Redemption:

Callable at any time prior to December 1, 2050, in whole or in part, at a “make whole” premium of 25 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after December 1, 2050, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HF3 / US842400HF31

Joint Book-running Managers:

Citigroup Global Markets Inc. (“Citigroup”)

Credit Suisse Securities (USA) LLC (“Credit Suisse”)

Morgan Stanley & Co. LLC (“Morgan Stanley”)

BofA Securities, Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Co-managers:	Academy Securities, Inc. Blaylock Van, LLC Drexel Hamilton, LLC Great Pacific Securities Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. R. Seelaus & Co., LLC Telsey Advisory Group LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2021H Bonds on the Trade Date will be required, by virtue of the fact that the Series 2021H Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Citigroup, Credit Suisse, or Morgan Stanley can arrange to send you the prospectus if you request it by calling Citigroup at 1-800-831-9146, Credit Suisse at 1-800-221-1037 or Morgan Stanley at 1-866-718-1649.